Exhibit 23.3

Consent of Independent Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of the crude oil, natural gas and natural gas liquids reserves of Husky Energy Inc. as of December 31, 2013, and the information derived from our reports, as described or incorporated by reference in the Company’s Annual Report on Form 40-F for the year ended December 31, 2013 and the Company’s registration statements on Form S-8 (File No. 333-187135) and Form F-10 (File No. 333-191849), filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable.

Sincerely,

Sproule Unconventional Limited

/s/ Cameron Six
Cameron Six
Vice President Unconventional

Calgary, Alberta, Canada

March 6, 2014